     As filed with the Securities and Exchange Commission on January 17, 2001
                                                    Registration No. 333-49548

------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                  -----------------------------------------
                              AMENDMENT NO 1. TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                             ANTEX BIOLOGICS INC.
  -------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                  Delaware                                         52-1563899
-------------------------------------------            ---------------------------------
      (State or other jurisdiction of                           (I.R.S. Employer
       incorporation or organization)                        Identification Number)

                            300 Professional Drive
                         Gaithersburg, Maryland 20879
                                (301) 590-0129

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  V.M. Esposito
                             Chief Executive Officer
                              Antex Biologics Inc.
                             300 Professional Drive
                          Gaithersburg, Maryland 20879
                                 (301) 590-0129
-------------------------------------------------------------------------------
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                           D. Michael Lefever, Esq.
                             Covington & Burling
                P.O. Box 7566, 1201 Pennsylvania Avenue, N.W.
                         Washington, D.C. 20044-7566
                             Tel: (202) 662-5276
                          Facsimile: (202) 778-5276

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]


                       CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
 Title of each class of                             Proposed maximum       Proposed maximum
    securities to be          Amount to be         offering price per     aggregate offering          Amount of
       registered            registered (1)             unit (2)               price (2)          registration fee
----------------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value             10,073,379 (3)        $3.094                  $31,167,035            $8,228.10(4)
----------------------------------------------------------------------------------------------------------------------

(1) Consists exclusively of shares of Common Stock being registered for resale.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Represents the average of the high and low prices for the Common Stock on the American Stock Exchange for November 7, 2000.

(3) Pursuant to Rule 416 under the Securities Act, the number of shares registered hereby includes such additional number of shares of Common Stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) The registration fee was paid in connection with the initial filing of the Registration Statement on November 8, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933,

AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The stockholders of Antex identified in this prospectus may not sell the securities described in this prospectus until the registration statement filed with the Securities and Exchange Commission relating to this prospectus is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            PRELIMINARY PROSPECTUS
                            SUBJECT TO COMPLETION
                            DATED JANUARY 17, 2001

                      10,073,379 shares of Common Stock

                             ANTEX BIOLOGICS INC.

                            ----------------------

         The stockholders of Antex identified in this prospectus are offering for sale under this prospectus a total of 10,073,379 shares of Antex common stock. Antex will not receive any proceeds from the sale of the shares.

         The Antex common stock is listed on the American Stock Exchange. The trading symbol for the Antex common stock on the American Stock Exchange is "ANX."

         INVESTMENT IN THE ANTEX COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                  -----------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             --------------------

             The date of this prospectus is ______________ , 2001

                              TABLE OF CONTENTS


PROSPECTUS SUMMARY...................................................1


RISK FACTORS.........................................................4


FORWARD-LOOKING STATEMENTS...........................................9


WHERE YOU CAN FIND MORE INFORMATION..................................9


USE OF PROCEEDS.....................................................11


SELLING STOCKHOLDERS................................................11


PLAN OF DISTRIBUTION................................................18


LEGAL MATTERS.......................................................19


EXPERTS.............................................................19

                              PROSPECTUS SUMMARY

         The following summary highlights selected information from this prospectus, including information incorporated by reference. It may not contain all of the information that is important to you. For more detailed information about Antex and the securities being offered, you should read this entire prospectus including the information incorporated by reference, which includes the financial statements and the notes to the financial statements.

The Company

         Antex is a biopharmaceutical company committed to developing and marketing products to prevent and treat infections and related diseases. The current focus is on the discovery and development of products for the prevention and/or treatment of bacterial infections, particularly respiratory, gastrointestinal, and sexually-transmitted diseases, and hospital-acquired infections.

         Antex's leading products under development are:

     - HELIVAX(TM) - a vaccine that is designed to prevent and eradicate infections by Helicobacter pylori, the bacteria primarily responsible for causing stomach ulcers. Helicobacter pylori is also associated with stomach cancers and sudden infant death syndrome. Enrollment has been completed in a clinical trial to assess immune responses to alternative dosing schedules and formulations of the vaccine. Antex anticipates completing the Phase I clinical trial in the first quarter of 2001, and expects to initiate a Phase II clinical trial in 2001.

     - CAMPYVAX(TM) - a vaccine to prevent infections by Campylobacter jejuni, the second most common bacterial cause of diarrhea. Antex and the United States Navy have entered into a Cooperative Research and Development Agreement whereby the Navy is supporting and conducting clinical trials of CAMPYVAX. Two Phase I clinical trials and two Phase II clinical trials of the vaccine have been completed. Antex expects to commence another Phase II clinical trial in 2001.

     - ACTIVAX(TM) - a combination vaccine to prevent infections by Campylobacter jejuni, Shigella, and enterotoxigenic E. coli. Enterotoxigenic E. coli is the leading cause of Traveler's Diarrhea. Shigella is another leading cause of diarrheal disease worldwide. After successfully completing in February 2000 a Phase I Small Business Technology Transfer Program grant from the U.S. Department of the Army, Antex received in June 2000 a follow-on Phase II Small Business Technology Transfer grant from the US Department of the Army to support the further development of the Shigella and enterotoxigenic E. coli components of this vaccine. This second grant will support a Phase I clinical trial of the Shigella component of the vaccine and preclinical development of the enterotoxigenic E. coli component of the vaccine. The Phase I clinical trial of the Shigella component of the vaccine will be initiated in 2001.

     - TRACVAX(TM) - a vaccine to prevent infections by Chlamydia trachomatis, the most prevalent sexually transmitted disease in the world. Chlamydia trachomatis causes urogenital disorders such as pelvic inflammatory disease and infertility, and also causes infant blindness and pneumonia. Antex has shown in a preclinical animal model of disease that the vaccine generated a strong immune response and that the vaccine protected animals from infertility caused by Chlamydial infections. Antex expects to begin an initial Phase I clinical trial of TRACVAX(TM) in 2001.

         In addition to these vaccines, Antex is using its proprietary technologies in an effort to develop antibiotics. In this connection, Antex is evaluating chemical structures as potential antibiotics to treat increasingly antibiotic-resistant bacterial infections, including hospital-acquired bacterial infections.

         None of Antex's products have been commercially developed or sold, and Antex's revenues to date have been limited to milestone payments from licensees and payments for services related to its research and development activities. Antex had an accumulated deficit of $23,207,608 for the period from its inception on August 3, 1991 through September 30, 2000. Antex operates in a highly competitive environment. If Antex does not succeed in developing and introducing competitive products, then Antex may never generate significant profits.

         In its research and development activities, Antex relies on the following platform technologies:

         Antigen Receptor Technology - Antex is using Antigen Receptor Technology to develop products that interfere with attachment of bacteria to the mucus membranes of humans and other animals.

         Nutriment Signal Technology - Nutriment Signal Technology is used to grow bacteria under conditions that mimic the growth of the bacteria in the human body. Antex believes that bacteria grown in this manner can be used to produce more potent and better targeted vaccines, and to facilitate the identification of new antibiotics.

         Virulence Expression Profiling - This technology combines Nutriment Signal Technology with knowledge of when and how genes are expressed. Antex believes that it may be able to exploit the proteins and enzymes identified through its Virulence Expression Profiling technology to develop new antibiotics and vaccines.

         In addition to the relationships with the U.S. Army and the U.S. Navy referred to above, Antex has entered into strategic alliances with Aventis Pasteur and SmithKline Beecham. These relationships are described in greater detail in Antex's SEC filings which are incorporated by reference in this prospectus.

The Private Placement

         On March 15, 2000, Antex completed a private placement in which it raised approximately $15,100,000, after taking into account expenses associated with the financing. The securities sold consisted of shares of Antex common stock, Series A Convertible Preferred Stock and several classes of warrants. As compensation for services in connection with the private placement, Antex issued to various entities Antex preferred stock and/or warrants.

         The shares of Antex common stock issued in the private placement, as well as the shares of Antex common stock issuable upon the conversion of the Series A Convertible Preferred Stock and upon the exercise of the Class A Warrants, the Class C Warrants, and the Class D

Warrants, have been registered and are being offered by means of this prospectus for resale by the selling stockholders.

         A more detailed description of the securities issued in the private placement, including the effect of the reverse stock split described below, is provided under the heading "Selling Stockholders."

Reverse Stock Split

         On July 19, 2000, Antex effected a reverse stock split in which every five outstanding shares of Antex common stock were exchanged for one share of Antex common stock. This action was taken by the Board of Directors under authority conferred on the Board by the stockholders at the 1999 Annual Meeting.

The Offering

Shares of Antex common stock offered by selling stockholders:
         Outstanding..................................................5,082,625
         Issuable upon the conversion of
                  Series A Convertible Preferred Stock ...............1,224,242
         Issuable upon the exercise of Class
                  A, C or D Warrants .................................3,766,512
                                                                      ---------
                           Total.....................................10,073,379

Number of shares of Antex common stock outstanding...................10,992,493

Offering price......................................................The selling stockholders may offer the shares
                                                                    for sale either at
                                                                    the market price at
                                                                    the time of the
                                                                    sale, at a price related
                                                                    to the market price or
                                                                    at a negotiated price.
                                                                    On January 16, 2001,
                                                                    the closing sale price per
                                                                    share of the Antex common
                                                                    stock on the American
                                                                    Stock Exchange was  $3.00.

American Stock Exchange Symbol......................................ANX.

The preceding information reflects the reverse stock split effected on July 19, 2000.

Recent Developments

         Effective July 31, 2000, the Board of Directors appointed Stephen N. Keith, MD, as President and Chief Operating Officer of Antex. Dr. Keith is a Fellow of the Academy of Pediatrics and a Diplomate of the American Board of Pediatrics. From 1982 to 1987, Dr. Keith served on the faculty of the Charles Drew Medical School and the UCLA School of Medicine in the Department of Pediatrics. From 1987 to 1990, Dr. Keith served as a Health Policy Advisor to the US Senate Committee on Labor and Human Resources, under Senator Edward M.

Kennedy. Dr. Keith held varied positions with Merck & Co., Inc. from 1990 to 1995 and most recently Dr. Keith served as Vice President - Marketing and Sales, North American Vaccine, Inc.

         On August 24, 2000, Antex common stock began trading on the American Stock Exchange. Antex common stock had previously been quoted on the OTC Bulletin Board.

                                 RISK FACTORS

         Before you invest in Antex common stock, you should carefully consider the following risks. In addition, there may be other risks that we currently do not know about or that we currently believe to be immaterial. Any of these risks could adversely affect our business, financial condition, results of operations, or prospects. If so, the trading price of the Antex common stock could decline and you may lose all or part of your investment.

Because Our Products Are Currently In The Research And Development Stage And Are Subject To A Lengthy Regulatory Review Process, We Have Generated Only Limited Revenues To Date And May Not Generate Significant Revenues For A Number Of Years, If Ever.

         Antex began operations as a development stage company in August 1991. None of our products have been commercially developed or sold, and our revenues have been limited to milestone payments from licensees and payments for services related to our research and development activities. Without the commercialization of one or more of our products, we will not be able to generate significant revenues.

         Our products are currently in the research and development stage and will require further research and development, clinical testing, and regulatory approval prior to commercialization in the United States or abroad. The regulatory approval process generally is lengthy and can entail significant delays. We do not expect to obtain regulatory approval for the commercial sale of any of our products for a number of years, if at all.

         The technology used in the development of our products is new, and obstacles may arise in the regulatory approval process or in the development and commercialization of our products. We may find it difficult to develop products that prove to be safe and effective and that meet applicable regulatory standards. Even if a product is developed and the required regulatory approvals obtained, manufacturing the product in sufficient quantities at a reasonable cost may prove difficult or impossible.

         In addition, commercialization requires sufficient demand for our products. Although our products are targeted at specific diseases, it is difficult to predict the extent of demand for our products, especially since any commercial product that we may develop will not become commercially available for a number of years.

Antex Has Incurred Substantial Losses And Anticipates Significant Losses In The Future.

         Antex had an accumulated deficit of $23,207,608 for the period from its inception on August 3, 1991 through September 30, 2000. We had net losses in 1998 and 1999 of $2,833,687 and $3,483,674, respectively. For the nine months ended September 30, 2000, we had a net loss of $4,729,145. We expect to incur net losses for the foreseeable future.

Even With The Proceeds Raised In The March 2000 Private Placement, Antex Will Need Additional Funding To Commercialize Its Products.

         The private placement in March 2000 raised net proceeds of approximately $15,100,000. Barring unforeseen developments, we should have sufficient funds to sustain our research and development program through December 2001. We will need additional funds to finance our operations after that date. During the nine months ended September 30, 2000, we used net cash of $4,207,902 for development stage activities, including research and development, and $270,064 of net cash for investing activities. We anticipate that our research and development expenses will be substantial for the foreseeable future.

         The parties to our various licensing and cooperative agreements have no obligation to provide future funding of our operations. Although payments from SmithKline Beecham have historically accounted for a significant portion of our research and development funding, as a result of the dissolution of our joint venture with SmithKline Beecham, we do not believe that SmithKline Beecham will be a significant source of additional research and development funding in future years. An absence of adequate funding on acceptable terms could force us to cease operations. Any funding we do obtain could involve dilution to current stockholders or restrictions on our operations.

Antex's Operations Are Subject To Extensive Government Regulation, Including Regulation By The United States Food And Drug Administration, Which Can Entail Significant Costs.

         The production and marketing of all of our products, and our research and development activities, are subject to regulation by numerous governmental authorities in the United States and, to the extent that we may be engaged in activities outside of the United States, in other countries. In the United States, vaccines, drugs and various diagnostic products are subject to rigorous review of safety and effectiveness by the U.S. Food and Drug Administration. The Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations govern or affect the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of these types of products. Noncompliance with applicable requirements can result in criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve product license applications or refusal to allow us to enter into supply contracts. The U.S. Food and Drug Administration also has the authority to revoke product licenses and establishment licenses that it has previously granted. Although it is impossible to predict with any degree of certainty the outcome of the regulatory approval process for our products, we believe that we currently are in compliance with all applicable statutes, rules and regulations governing our research and development activities.

Antex's Success Will Depend In Large Part On Its Ability To Obtain Patents, Maintain Trade Secrets And Operate Without Infringing On The Intellectual Property Rights Of Third Parties.

         Antex owns or has rights to 26 issued U.S. patents and nine pending patent applications in the United States, with corresponding allowed or issued patents and patent applications in many foreign countries. Eleven of the issued patents and patent applications in the United States, and many of the corresponding international patents, have been licensed exclusively to third parties. Pending patent applications may not result in issued patents, and any patents issued or licensed to us may be challenged, invalidated or circumvented. Third parties may independently develop products similar to our products, duplicate any of our products, or design around the patented aspects of our products. Any lack of protection afforded by our patents covering Antigen Receptor Technology and Nutriment Signal Transduction could prove especially harmful, since development of our products relies to a large extent on these technologies.

         Although we are continually seeking to expand our patent portfolio, we may not succeed in obtaining rights in additional patents. Furthermore, any patents owned by, or licensed to, us may not provide us with competitive advantages, even if the patents are not challenged, invalidated or circumvented.

         As a general matter, the patent position worldwide of biotechnology firms is highly uncertain, involving as it does complex legal and factual questions. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months or even years, we cannot be certain that third parties have not filed, or that we are the first to file, patent applications covering aspects of our technology or our products. Moreover, patent litigation is becoming more widespread in the biotechnology industry. Thus, the possibility always exists that third parties will bring legal actions against us for patent infringement. Patent litigation could consume a substantial portion of our resources and harm our financial position even if we are ultimately successful. Finally, due to differences in U.S. and foreign patent laws, foreign patents may be more difficult to obtain than U.S. patents, and foreign patents, even if obtained, may not provide the level of protection provided by U.S. patents.

         We also rely on trade secrets, confidentiality agreements and other forms of protection for our technology or products. These measures may not succeed in preventing third parties from independently developing substantially equivalent technology or products, disclosing our technology or products, or gaining access to our technology or products. Finally, our involvement with consultants, strategic partners and similar third parties could lead to contractual disputes over ownership of intellectual property.

If Antex Does Not Succeed In Developing And Introducing Competitive Products, Antex May Never Generate Significant Profits.

         Antex is engaged in a rapidly evolving and highly competitive field. If we do not compete successfully, we may never generate significant profits.

         Competition from biotechnology and pharmaceutical companies is intense. Also, academic institutions, hospitals, governmental agencies and other public or private research organizations are conducting research and seeking patent protection. Other existing technologies or technologies that may be developed in the future may serve as the basis for competing products. Competitors may succeed in developing products that are more effective or less costly than the products we are seeking to develop, or that could render our products obsolete.

         Research and development activities are generally viewed as highly confidential. Patent applications in the United States are maintained in secrecy until patents issue, and the publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months or even years. Thus, it is difficult to identify our competitors, to determine when or if competing products will be developed, or to assess the nature and attributes of these competitors and competing products.

         Some of the infectious diseases that Antex has chosen to target for its research and development efforts are currently being treated with therapies that have varying degrees of success. Our ability to compete effectively with companies involved in the manufacture, marketing and distribution of these products will depend on the extent to which our products provide substantial benefits over currently existing products and on our success in marketing our products to the medical community.

The Participation In The March 2000 Private Placement Of An Individual Who Has Been Convicted Of Securities Fraud Could Make It Difficult For Antex To Obtain Additional Financing Or To Enter Into Additional Licensing Or Joint Venture Agreements.

Participation of Blech associates in the March 2000 private placement

         Negotiations with respect to the terms of the March 2000 private placement were conducted primarily between Antex and David Blech. In 1999, Mr. Blech pled guilty in a criminal proceeding to two counts of securities fraud and was sentenced to probation. A large percentage of the investors purchasing units in the private placement were introduced to Antex by Mr. Blech. Although Mr. Blech himself did not acquire any securities in the private placement, Harbor Trust, The Biotech Consulting Group, Incorporated, Chassman Graphics, Inc., and the Blech Family Trust, all of which are related to Mr. Blech, acquired, and to the knowledge of Antex currently hold in the aggregate, the following securities in, or in exchange for securities acquired in, the private placement: 851,061 shares of Antex common stock and shares of Series A Convertible Preferred Stock that are convertible into 1,224,242 shares of Antex common stock. These figures reflect the July 19, 2000 reverse stock split in which every five outstanding shares of Antex common stock were exchanged for one share of Antex common stock. Assuming conversion of all outstanding preferred stock and taking into account the reverse stock split, and without giving effect to the exercise of any outstanding warrants or stock options, the parties related to Mr. Blech would own approximately 17% of the outstanding Antex common stock.

         In its Form 10-QSB for the quarter ended September 30, 1999, Antex disclosed that it would not be able to sustain its research and development program beyond the first calendar quarter of 2000 without additional financing. At the time of the March 2000 private placement, Antex recognized that association with Mr. Blech could entail significant risks, given Mr. Blech's past violations of the federal securities laws. However, since Antex had been unable to raise significant funds on more favorable terms, Antex elected to proceed with the March 2000 private placement primarily on the grounds that it had no viable alternative other than the suspension of operations due to a lack of funds.

Agreement between Antex and David Blech

         In connection with the private placement, Antex entered into an agreement with Mr. Blech designed to limit the involvement of Mr. Blech in the activities of Antex. Among other things, the agreement:

     - prohibits Mr. Blech and various entities related to Mr. Blech from soliciting any proxy or consent to vote any shares of Antex capital stock, unless approved in advance by the Antex Board of Directors;

     - prohibits Mr. Blech and various entities related to Mr. Blech from purchasing any additional shares of Antex capital stock without the prior written consent of the Antex Board of Directors, for so long as Mr. Blech and these entities together own beneficially 5% or more of Antex capital stock;

     - limits the ability of Mr. Blech and various entities related to Mr. Blech to participate in the affairs of Antex, and restricts the access of Mr. Blech and various entities related to Mr. Blech to information about Antex, in either case to the extent that similar participation is not afforded, or information provided, to stockholders of Antex generally;

     - prohibits Mr. Blech and various entities related to Mr. Blech from engaging in any transaction with Antex other than in the ordinary course of business;

     - prohibits Mr. Blech from trading in Antex capital stock, or from causing various entities related to Mr. Blech to trade in Antex capital stock, for so long as Mr. Blech and these entities together own beneficially 5% or more of Antex capital stock; and

     - prohibits Mr. Blech and various entities related to Mr. Blech from making any public statements about Antex or their investment in Antex, except to the extent informed by counsel that any of these public statements is required by law, for so long as Mr. Blech and these entities together own beneficially 5% or more of Antex capital stock.

         Each of the entities related to Mr. Blech that are listed above have granted to the Chairman of the Board of Directors of Antex an irrevocable proxy to vote their shares of Antex common stock in proportion to the vote cast by all other stockholders on any matter submitted to the vote of Antex stockholders. This proxy will remain in effect for so long as the Antex common stock is listed on the American Stock Exchange, any other national securities exchange, the Nasdaq National Market, or the Nasdaq SmallCap Market.

Possible negative effects of Antex's association with David Blech

         While it is difficult to predict at this early stage, Antex's association with Mr. Blech could create difficulties in finding new partners for licensing or other cooperative arrangements and could dissuade third parties from financing our operations. Also, our association with Mr. Blech may have adverse financing consequences related to various requirements under state securities laws, including the inability to qualify our securities for sale in one or more states that make qualitative judgments regarding the qualification of securities for sale in their states. A failure to qualify our securities for sale in one or more states may reduce the number of investors who can purchase our common stock, thereby making our common stock less liquid and reducing the price of our common stock.

         The difficulties described above could have a negative impact on our ability to generate revenues or profits, and could reduce returns on investment in our common stock.

Our Board Of Directors Has The Authority To Cause Antex To Issue Preferred Stock With Terms And Provisions That Adversely Affect The Rights Of Holders Of Our Common Stock.

         Our certificate of incorporation allows Antex to issue from time to time, without a stockholder vote, up to 5,000,000 shares of preferred stock with terms and provisions that may be fixed by our Board of Directors. The preferred stock may contain terms and provisions that adversely affect the rights of investors in our common stock. For example, the preferred stock may have priority claims on our assets or dividends, and special voting rights.

Despite The Recent Listing Of Antex Common Stock On The American Stock Exchange, A Liquid Trading Market For Antex Common Stock May Not Develop.

         We listed our common stock on the American Stock Exchange in an effort to improve the liquidity of the market for our common stock. However, listing on the American Stock Exchange does not guarantee a liquid trading market for our common stock.

                          FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus or incorporated by reference in this prospectus are "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of Securities Exchange Act. Forward-looking statements are statements that relate to future events or results that involve known and unknown risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by a forward-looking statement. In evaluating forward-looking statements, you should consider the risks outlined in the "Risk Factors" section above, as well as general economic and business conditions, our financial condition, and possible changes in government regulation. These factors may cause our actual results, performance or activities to differ materially from the future results expressed or implied by such forward-looking statements. Although Antex believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

                     WHERE YOU CAN FIND MORE INFORMATION

         Antex files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may inspect and copy these documents at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the SEC's Northeast Regional Office at Seven World Trade Center, New York, New York 10048, and at the Midwest Regional Office at 500 West Madison Street, Chicago, Illinois 60611-2511. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You may also obtain, upon payment of a duplicating fee, copies of Antex's SEC filings by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Antex's SEC filings also are accessible through the Internet at the SEC's web site at http://www.sec.gov.

         The SEC allows Antex to "incorporate by reference" in this prospectus information contained in other documents that Antex files with the SEC, which means that Antex can disclose important information by referring to those other documents. The information incorporated by reference is considered part of this prospectus, and information contained in documents that Antex files later with the SEC will automatically update and may supersede this information. For further information about Antex and the securities being offered by the selling stockholders, you should refer to the following documents filed by Antex with the SEC, which are incorporated by reference:

         - Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

         - Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2000;

         - Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2000;

         - Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2000;

         - Current Reports on Form 8-K filed on March 22, 2000, May 5, 2000, July 11, 2000, and July 31, 2000; and

         - The description of the Antex common stock contained in Antex's Registration Statement on Form 8-A, filed on August 18, 2000, and any amendment or report filed for the purpose of updating the description contained in the Form 8-A.

         Antex also incorporates by reference in this prospectus all documents that it files under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering by the selling stockholders of the shares covered by this prospectus.

         You may request a copy of any or all of the documents incorporated by reference by writing to, or telephoning, Antex at:

                  Antex Biologics Inc.
                  300 Professional Drive
                  Gaithersburg, Maryland 20879
                  (301) 590-0129
                  Attention: Gregory C. Zakarian
                             Chief Financial Officer

         Antex will provide, at no charge, copies of all documents requested. However, Antex will not provide the exhibits to any document requested unless the exhibit is specifically incorporated by reference in the requested document or this prospectus.

         You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. Antex has not authorized any other person to provide you with different information. The information in this prospectus is correct as of the date of this prospectus. You should not assume that there has not been any change in the affairs of Antex since the date of this prospectus or that the information in this prospectus is correct as of any time after its date. This prospectus is neither an offer to sell nor the solicitation of an offer to buy securities in any circumstances in which an offer to sell or a solicitation of an offer to buy is unlawful.

                               USE OF PROCEEDS

         Antex will not receive any proceeds from the sale by the selling stockholders of the shares of Antex common stock offered by means of this prospectus.

                             SELLING STOCKHOLDERS

         The shares of Antex common stock covered by this prospectus consist of shares offered for resale by:

         - the purchasers of securities from Antex in the March 2000 private placement financing;

         -   SmithKline Beecham Biologicals Manufacturing s.a.; and

         -   First Security Van Kasper.

The Private Placement Shares

         On March 15, 2000, Antex completed an equity financing by means of a private placement of its securities. In connection with the financing, Antex entered into a Registration Rights Agreement with the purchasers of the securities in which Antex agreed to register for resale by the purchasers the shares of Antex common stock issued in the financing, as well as the shares of Antex common stock issuable upon the conversion or exercise of additional securities issued in the financing. The following description of the securities issued in connection with the private placement gives effect to Antex's one-for-five reverse stock split on July 19, 2000.

         In the private placement, Antex issued:

         -   3,743,573 shares of Antex common stock.

         - 61,212 shares of Series A Convertible Preferred Stock: Beginning on March 15, 2001, each one share of this preferred stock is convertible, at the option of the holder, into 20 shares of Antex common stock.

         - 18,717,864 Class A Warrants: Each Class A Warrant has a five-year term and entitles the holder to purchase one-fifth of a share of Antex common stock at an exercise price of $1.50 per warrant ($7.50 per share). At the election of Antex, the Class A Warrants may be redeemed, upon 30 days prior written notice to the holders, at a redemption price of $0.10 per warrant, if after September 15, 2001, the average market price of Antex common stock exceeds $37.50 per share for 20 consecutive trading days or if after March 15, 2002, the average market price of Antex common stock exceeds $22.50 per share for 20 consecutive trading days. Subsequent to the completion of the private placement, several holders of Class A Warrants exchanged 1,155,303 warrants for 55,636 shares of Antex common stock, leaving 17,562,561 Class A Warrants outstanding.

         - 6,121,211 Class B Warrants: Each Class B Warrant had a five-year term and entitled the holder to purchase one-fifth of a share of Antex common stock at an exercise price of $1.50 per warrant ($7.50 per share). The Class B Warrants were not exercisable until March 15, 2001. Subsequent to the completion of the private placement, the holder of the Class B Warrants exchanged all of the outstanding warrants for 294,776 shares of Antex common stock.

         - 3,409,091 Class C Warrants: Each Class C Warrant has a five-year term and becomes exercisable beginning on March 15, 2001, to purchase one-fifth of a share of Antex common stock at an exercise price of $0.66 per warrant ($3.30 per share). The Class C Warrants are not redeemable. Subsequent to the completion of the private placement, holders of 2,799,091 Class C Warrants exchanged the warrants for 134,794 shares of Antex common stock, leaving 610,000 Class C Warrants outstanding.

         - 3,409,091 Class D Warrants: Each Class D Warrant has a five-year term and becomes exercisable beginning on March 15, 2001, to purchase one-fifth of a share of Antex common stock at an exercise price of $1.50 per warrant ($7.50 per share). The Class D Warrants are not redeemable. Subsequent to the completion of the private placement, holders of 2,799,091 Class D Warrants exchanged the warrants for 134,794 shares of Antex common stock, leaving 610,000 Class D Warrants outstanding.

         This prospectus covers the resale of shares of Antex common stock issued in the private placement and issued in exchange for warrants issued in the private placement, as well as the resale of the shares of Antex common stock issuable upon the conversion of the Series A Convertible Preferred Stock and upon the exercise of the Class A Warrants, the Class C Warrants, and the Class D Warrants.

         The following table sets forth, as of January 16, 2001, as to each of the selling stockholders that acquired shares in connection with the March 2000 private placement:

         - the number of shares of Antex common stock issued in connection with the private placement that are held by each of the selling stockholders, plus the number of shares of Antex common stock issuable upon the conversion of the Series A Preferred Stock, if any, and upon the exercise of the Class A Warrants, Class C Warrants, and Class D Warrants, if any, that are held by the selling stockholder, in each case prior to the commencement of the offering described in this prospectus; and

         - the number of shares of Antex common stock being offered for sale by each of the selling stockholders by means of this prospectus.

         This prospectus is offering for sale all of the shares of Antex common stock that the selling shareholders acquired or are entitled to acquire in connection with the private placement. Accordingly, after the offering described in this prospectus, none of the selling shareholders will own any of these shares, assuming that all of the shares covered by this prospectus are sold by the selling shareholders. The selling shareholders may own additional shares of Antex common stock that they acquired other than in connection with the private placement. None of these additional shares are being offered for sale under this prospectus. Antex is not aware if, or of the extent to which, a selling shareholder will continue to own these additional shares after completion of the offering described in this prospectus.

                                                                   Number of Shares
                                        ---------------------------------------------------------------------
                                                            Issuable
                                                            upon the
                                                           Conversion    Issuable      Issuable     Issuable     Number of
                                                          of Series A      Upon          Upon         Upon         Shares
                                                          Convertible    Exercise    Exercise of    Exercise       Being
                                                           Preferred    of Class A     Class C     of Class D   Offered for
                                           Common Stock      Stock       Warrants      Warrants     Warrants        Sale
                                           ------------      -----       --------      --------     --------        ----
Alexander, Jeffrey                              7,575                      7,575                                    15,150
Alexander, Lorie                                7,575                      7,575                                    15,150
Anfel Trading Limited                          75,757                      75,757                                  151,514
ATU Holdings LLC                               80,000                      80,000                                  160,000
Austost Anstalt Schaan                         90,909                      90,909                                  181,818
Azrak, Marvin                                  15,151                      15,151                                   30,302
Balmore S.A.                                  151,515                     151,515                                  303,030
Baron, Jeffrey                                 22,727                      22,727                                   45,454
Barros, Arnaldo and Maria                      60,606                      60,606                                  121,212
Biotech Consulting Group,                      19,262                                                               19,262
    Incorporated
Blech Family Trust                             93,059                                                               93,059
Block, Ira and Rosenfeld, Madelon               4,545                       4,545                                    9,090
Britannica Associates Limited                  71,969                      71,969                                  143,938
Bulkley, Frank, III                             7,575                       7,575                                   15,150
Central Yeshiva Beth Joseph                    60,606                      60,606                                  121,212
Chassman Graphics                              56,400                                                               56,400
Chassman, Frederick                             4,545                       4,545                                    9,090
CHL Medical Partners, L.P.                    303,030                     303,030        60,000       60,000       726,060
Chung, Peter S.                                 3,030                       3,030                                    6,060
Dan Ventures, LLC                              60,606                      60,606                                  121,212
Dare Investments, Inc.                         15,151                      15,151                                   30,302
De, Indrajit                                    5,500                       5,500                                   11,000
Donehew, Robert H.                              4,545                       4,545                                    9,090
Ellis Enterprises                              15,151                      15,151                                   30,302
Ensley, Burt and Carolyn                        7,575                       7,575                                   15,150
Eros, Stella, Trust                           102,272                     102,272                                  204,544
Falco, Robert                                   7,600                       7,600                                   15,200
Faskowitz, Moshe and Fagie                     12,121                      12,121                                   24,242
Faskowitz, Rose                                10,606                      10,606                                   21,212
Fiedler, David                                  7,600                       7,600                                   15,200
Fiedler, Saul and Deena                         7,600                       7,600                                   15,200
First Lincoln Holdings, Inc.                  454,545                     454,545                                  909,090
Fried, Dora                                    15,151                      15,151                                   30,302
Fullerton, William H., III                      6,060                       6,060                                   12,120
G.I.G. Capital Partners, Inc.                  75,757                      75,757                                  151,514
Guido, Albert V.                                5,000                       5,000                                   10,000
H.A.A., Inc.                                   30,303                      30,303                                   60,606
Hamaayan Institute                             30,303                      30,303                                   60,606
Harbor Trust                                  682,340      1,224,242                                             1,906,582
Harris, Tehillah                               10,606                      10,606                                   21,212
Havas, Josef                                   15,151                      15,151                                   30,302

Honig, Ira                                        1,515                       1,515                                  3,030
Janssen Partners, Inc.                           30,303                      30,303                                 60,606
Jesselson, Michael G., 4/8/71 Trust              75,757                      75,757                                151,514
Jesselson, Benjamin J.,                          75,757                      75,757                                151,514
     8/21/74 Trust
Jesselson, Grandchildren 10/83 Trust             75,757                      75,757                                151,514
     FBO
Jesselson, Michael G.                            75,757                      75,757                                151,514
Krumholz, Cary                                    7,600                       7,600                                 15,200
Leval Trading, Inc.                              90,909                      90,909                                181,818
Levitin, Eli                                     15,151                      15,151                                 30,302
Lichtenstein, George                             60,606                      60,606                                121,212
M & G Equities                                   75,757                      75,757                                151,514
MacDonald, Lawrence P.                            3,030                       3,030                                  6,060
Magic Consulting Corp.                            7,575                       7,575                                 15,150
Marlow, Martin                                    7,575                       7,575                                 15,150
Mayer, Jack N.                                   15,151                      15,151                                 30,302
Milstein, Howard P.                              75,757                      75,757                                151,514
Momar Corp.                                     150,000                     150,000                                300,000
MPI Partners                                      5,000                       5,000                                 10,000
MWDD Partnership                                 15,151                      15,151                                 30,302
Nichols, Alexandra                                4,545                       4,545                                  9,090
Nordberg Capital Group Inc.                      15,151                      15,151                                 30,302
Nordberg, Elizabeth A.                            6,060                       6,060                                 12,120
Nordberg, Gerald, Pension Plan                    6,060                       6,060                                 12,120
Nordberg, Meredith B.,                            6,060                       6,060                                 12,120
     Family Trust
O'Connor, Francis G.                              7,575                       7,575                                 15,150
Palermo, Joseph                                   6,060                       6,060                                 12,120
Pasqua, William                                  30,303                      30,303                                 60,606
Penner, Joseph A.                                10,000                      10,000                                 20,000
Perrault, David A.                                7,600                       7,600                                 15,200
Plummer, Rickardo                                 1,515                       1,515                                  3,030
PRISM Ventures                                                                             12,000       12,000      24,000
Prudential Securities C/F,                       60,606                      60,606                                121,212
     Dorothy Merlo Prodani
Roan/Meyers Associates, L.P.                                                               50,000       50,000     100,000
Rosenfeld, Joel                                   7,575                       7,575                                 15,150
Safier, Jacob                                    15,151                      15,151                                 30,302
SAM Vitamin dba GNC 6510                          7,575                       7,575                                 15,150
Schick, Marvin                                   37,878                      37,878                                 75,756
Schneider, Howard M.                              7,575                       7,575                                 15,150
Shapiro, Abraham                                  7,575                       7,575                                 15,150
Shapiro, Stanley K.                              22,800                      22,800                                 45,600
Sheehy, James P.                                 30,303                      30,303                                 60,606
Siegmund, Jacqueline                              5,454                       5,454                                 10,908
Silva, Jose F.                                    1,515                       1,515                                  3,030
Steifman, Michael                                30,303                      30,303                                 60,606
Stone, Richard B.                                30,303                      30,303                                 60,606
Strata Equities Ltd.                             30,303                      30,303                                 60,606
Suster, Ronald                                    6,060                       6,060                                 12,120
Swetnick, Robert N.                              15,000                      15,000                                 30,000
Talbiya B. Investments Ltd.                      30,303                      30,303                                 60,606
Tenenbaum, Judy                                   6,060                       6,060                                 12,120
Tuchman, Nelson                                  30,303                      30,303                                 60,606
Veraro, Inesa                                    30,303                      30,303                                 60,606
Weinreb, Zvi                                     75,757                      75,757                                151,514
Weiss, Howard                                     7,575                       7,575                                 15,150

Wilson, F. Bradford, Jr.                        3,030                       3,030                                    6,060
Wolfson, Aaron                                 30,303                      30,303                                   60,606
Wolfson, Abraham                               22,727                      22,727                                   45,454
Wolfson, Morris                                15,151                      15,151                                   30,302
Zabel, Martin and Kramer, Paula                 7,575                       7,575                                   15,150
Zalk, Laurence                                 30,303                      30,303                                   60,606
Zises, Jay                                     75,757                      75,757                                  151,514

         Except as set forth below, none of the selling stockholders listed above, within the past three years, has held any office or position, or has had any other material relationship, with Antex or its affiliates, other than as a holder of Antex securities. In connection with the private placement, the following selling stockholders, which acted as finders in connection with the private placement, received for their services rendered the compensation indicated (the following numbers, except as otherwise indicated, have not been adjusted to give effect to the reverse stock split):

         - Harbor Trust -- 1,666,666 shares of Series A Convertible Preferred Stock. In addition, Harbor Trust received 1,666,666 Class B Warrants, 2,599,091 Class C Warrants, and 2,599,091 Class D Warrants, which were all subsequently exchanged for 330,587 post-split shares of Antex common stock.

         - CHL Medical Partners, L.P. -- 300,000 Class C Warrants and 300,000 Class D Warrants.

         - Roan/Meyers Associates, L.P. -- $100,000 cash payment, 250,000 Class C Warrants and 250,000 Class D Warrants.

         - The Biotech Consulting Group, Incorporated -- 200,000 Class C Warrants and 200,000 Class D Warrants, which were subsequently exchanged for 19,262 post-split shares of Antex common stock.

         -   PRISM Ventures -- 60,000 Class C Warrants and 60,000 Class D
         Warrants.

The SmithKline Beecham Biologicals Manufacturing s.a. Shares

         In 1996, Antex entered into a series of agreements with SmithKline Beecham Corporation to establish MicroCarb Human Vaccines Inc., a joint venture 73.75% owned by Antex and 26.25% owned by SmithKline Beecham Biologicals Manufacturing s.a., a Belgium affiliate of SmithKline Beecham Corporation. The purpose of the joint venture was to engage in research and development with the goal of developing human vaccine products for commercial sale. Included among the terms of the arrangement was the right of SmithKline Beecham Biologicals Manufacturing s.a., exercisable prior to September 1, 2003, to exchange its 26.25% equity interest in the joint venture for 3,595,264 (719,052 post-split) shares of Antex common stock.

         Effective September 1, 1999, Antex and SmithKline Beecham decided to terminate the joint venture, and in connection with the termination SmithKline Beecham Biologicals Manufacturing s.a. elected to convert its equity interest into the number of shares of Antex common stock referred to above. Under the terms of a Registration Rights Agreement, SmithKline Beecham Biologicals Manufacturing s.a. has the right to require Antex to include in a registration statement that Antex otherwise files with the Securities and Exchange Commission the shares of Antex common stock acquired by SmithKline Beecham Biologicals Manufacturing s.a. in exchange for its joint venture interest. SmithKline Beecham Biologicals Manufacturing s.a. has elected to have its shares included in the registration statement to which this prospectus relates. Accordingly, this prospectus covers the resale of 719,052 shares of Antex common stock owned by SmithKline Beecham Biologicals Manufacturing s.a.

         Antex has been advised by SmithKline Beecham Biologicals Manufacturing s.a. that, as of January 16, 2001, it owned 671,340 additional shares of Antex common stock that it acquired from Antex upon the exercise of a warrant granted to it in connection with the formation of the joint venture. Because of the elapsed time from the date that SmithKline Beecham Biologicals Manufacturing s.a. acquired the warrant, SmithKline Beecham Biologicals Manufacturing s.a. can resell the shares of Antex common stock publicly without registration of the shares under the Securities Act.

         SmithKline Beecham Biologicals Manufacturing s.a. has agreed with Antex that if, prior to May 6, 2006, it proposes to sell 5% or more of the then outstanding shares of Antex common stock, it will first offer the shares to Antex. SmithKline Beecham Biologicals Manufacturing s.a. and its affiliates also have agreed that, for a period of ten years beginning on May 6, 1996, they will not acquire, subject to several exceptions, any equity securities of Antex if, as a result of the acquisition, they would own more than 28% of the outstanding securities of the class of equity securities.

         Combining the shares that SmithKline Beecham Biologicals Manufacturing s.a. acquired in connection with the termination of the joint venture with the remaining shares that it holds as the result of the warrant exercise, SmithKline Beecham Biologicals Manufacturing s.a., as of January 16, 2001, owned approximately 12.7% of the outstanding shares of Antex common stock. The number of shares owned by SmithKline Beecham Biologicals Manufacturing s.a. after the completion of the sale of the shares offered by SmithKline Beecham Biologicals Manufacturing s.a. under this prospectus will depend on the extent of its sales of the shares acquired upon the exercise of the warrant during the period prior to the completion of the sales offered by SmithKline Beecham Biologicals Manufacturing s.a. under this prospectus. Assuming no shares issued upon the exercise of the warrant are sold during this period, SmithKline Beecham Biologicals Manufacturing s.a. would continue to own approximately 6.1% of the outstanding shares of Antex common stock.

         Currently, SmithKline Beecham plc, an affiliate of SmithKline Beecham Corporation and SmithKline Beecham Biologicals Manufacturing s.a., holds an exclusive, worldwide license to develop, make, use and sell any product embodying or utilizing the intellectual property of Antex relating to prophylactic or therapeutic human vaccines for five different infectious agents, and is obligated to make certain milestone and royalty payments to Antex in connection with the commercialization of one or more products. In 1998 and 1999, and for the nine-month period ended September 30, 2000, Antex recognized revenues from SmithKline Beecham Corporation and its affiliates of $3,847,977, $2,520,338, and $147,966, respectively, primarily for services provided to the joint venture.

         The following table sets forth, as of January 16, 2001, as to SmithKline Beecham Biologicals Manufacturing s.a.:

         -   the number of shares of Antex common stock held;

         - the number of shares of Antex common stock being offered for sale by means of this prospectus;

         - the number of shares of Antex common stock held after completion of the offering described in this prospectus, assuming that all shares covered by this prospectus are sold in the offering; and

         - the percentage of Antex common stock held after completion of the offering described in this prospectus, assuming that all shares covered by this prospectus are sold in the offering, to the extent the percentage is greater than one percent.

                             Number of               Number of Shares    Number of Shares Held    Percentage Held
                             Shares Held             Offered             After Offering           After Offering
                             -----------             -------             --------------           --------------
SmithKline Beecham             1,390,392                719,052                 671,340                 6.1
Biologicals Manufacturing
s.a.

The First Security Van Kasper Shares

         In April 2000, Antex entered into an agreement with First Security Van Kasper under which that company agreed to provide general financial advisory services to Antex. In consideration, Antex has paid a one-time retainer of $50,000, has issued to First Security Van Kasper a five-year warrant to purchase 10,000 shares of Antex common stock at an exercise price of $7.8125 per share, and would be required to pay to First Security Van Kasper a success fee if Antex were to complete any of a number of various transactions. Antex has been advised by First Security Van Kasper that, as of January 16, 2001, it did not own any shares of Antex common stock. This prospectus offers for sale the shares of Antex common stock that First Security Van Kasper would acquire if it were to exercise the warrant.

         The following table sets forth, as of January 16, 2001, as to First Security Van Kasper:

         -   the number of shares of Antex common stock held;

         - the number of shares of Antex common stock issuable upon exercise of the warrant described in the preceding paragraph;

         - the number of shares of Antex common stock being offered for sale by means of this prospectus;

         - the number of shares of Antex common stock held after completion of the offering described in this prospectus, assuming that all shares covered by this prospectus are sold in the offering; and

         - the percentage of Antex common stock held after completion of the offering described in this prospectus, assuming that all shares covered by this prospectus are sold in the offering, to the extent the percentage is greater than one percent.


                                                     Number of Shares
                                                     Issuable Upon
                                                     Exercise of         Number of Shares    Number of Shares
                             Number of Shares Held   Warrant             Offered             Held After Offering
                             ---------------------   ----------------    ----------------    -------------------
First Security Van Kasper            0                    10,000                 10,000                 0


                             PLAN OF DISTRIBUTION

Manner of Distribution by Selling Stockholders

         The selling stockholders (which, for purposes of this discussion, includes any pledgees or donees of the selling stockholders specifically identified in this prospectus) may, but are not required, to sell their shares, and may choose to sell shares at any time and from time to time. A selling stockholder may elect to offer shares for sale through or to securities dealers or securities brokers. If a dealer is used in the sale, the selling stockholder will sell the shares to the dealer as principal and the dealer may then resell the shares to the public at varying prices to be determined by the dealer at the time of resale. If a broker is used in the sale, the broker will resell the shares for the account of the selling stockholder on a best efforts basis and will receive compensation in the form of a commission from the selling stockholder. A selling stockholder also may choose to sell shares directly to one or more purchasers in privately negotiated transactions without the involvement of a broker or dealer.

         The selling stockholders, and any dealers or brokers that participate in the distribution of the shares, may be deemed "underwriters" as that term is defined in the Securities Act, and any profit, discounts, commissions or concessions they receive in connection with sales of the shares may be deemed underwriting discounts and commissions under the Securities Act. Antex has advised the selling stockholders that if their resale of the shares constitutes a distribution within the meaning of the Securities Act, they must comply with the requirements of the Securities Act, all applicable rules and regulations under the Securities Act, and Regulation M under the Securities Exchange Act.

Registration of Common Stock

         In the Registration Rights Agreement entered into with the investors in the private placement financing, Antex has undertaken to use its best efforts to cause the Registration Statement to which this prospectus relates to remain effective until all of the shares covered by this prospectus either have been resold in a transaction that does not require the imposition of resale restrictions on the shares or all of the selling stockholders can resell their shares without registration in accordance with the provisions of Rule 144(k) under the Securities Act. Antex has agreed to pay all fees, costs, and expenses incidental to registration of the shares offered for sale by the private placement investors, except that the private placement investors have agreed to pay any underwriting discounts and commissions and transfer taxes incurred by them in connection with the resale of their shares.

         In the Amended and Restated Registration Rights Agreement entered into with SmithKline Beecham Biologicals Manufacturing s.a., Antex has undertaken to use its best efforts to cause the Registration Statement to which this prospectus relates to remain effective. Antex will pay all fees, costs, and expenses incidental to registration of the shares offered for sale by SmithKline Beecham Biologicals Manufacturing s.a., except that SmithKline Beecham Biologicals Manufacturing s.a. will pay any underwriting discounts and commissions and transfer taxes incurred by it in connection with the resale of its shares.

         Under the terms of the warrant issued to First Security Van Kasper, Antex has agreed, upon the request of First Security Van Kasper, to include in any registration statement that Antex otherwise files the 10,000 shares issuable upon the exercise of the warrant. Antex has received such a request from First Security Van Kasper. As provided in the warrant, Antex is required to use its best efforts to cause the Registration Statement to which this prospectus relates to remain current for 180 days after it is declared effective. Antex is responsible for all fees and expenses of the registration. First Security Van Kasper is responsible for any broker's fees or other direct marketing expenses.

         Antex has agreed to indemnify the private placement selling stockholders, SmithKline Beecham Biologicals Manufacturing s.a., and First Security Van Kasper for certain liabilities and expenses, including certain liabilities arising under the federal securities laws, should they arise.

                                LEGAL MATTERS

         The validity of the securities offered by means of this prospectus will be passed upon for Antex by Covington and Burling, Washington, D.C., counsel to Antex.

                                   EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemized statement of the expenses expected to be incurred in connection with the offer and sale of the shares of Common Stock covered by this Registration Statement:

         Securities and Exchange Commission
         Registration Fee  ............................................ $  8,228

         Printing and Duplication Expenses  ...........................   10,000

         Legal Fees and Expenses  .....................................   45,000

         Accounting Fees and Expenses  ................................   20,000

         Miscellaneous  ...............................................    5,000

                         Total  ....................................... $ 88,228

         All expenses, except for the SEC registration fee, are estimates.

         The selling stockholders will not bear any portion of the foregoing expenses, but may pay fees in connection with the resale of the shares of Common Stock to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions. The selling stockholders also will be responsible for the fees and disbursements of counsel and accountants, if any, retained by the selling stockholders, and any other fees and expenses not expressly agreed to be borne by the Registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Eighth of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines, and amounts paid in

                                   - II-1 -
settlement, provided that such expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article Thirteenth of the Registrant's Certificate of Incorporation requires the Registrant to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the Registrant against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

         The Registrant maintains, at its expense, a policy of insurance that insures its directors and officers, subject to certain exclusions or deductions that are usual in such insurance policies, against certain liabilities that may be incurred in those capacities, including liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

ITEM 16.  EXHIBITS

              Exhibit
                No.
               ------
                4.1      Amended and Restated Registration Right Agreement,
                         dated September 13, 1999, between the Registrant and
                         SmithKline Beecham Biologicals Manufacturing s.a.*

                4.2      Registration Rights Agreement, dated as of March 15,
                         2000, between the Registrant and each purchaser of Units or recipient of Warrants **

                4.3 Warrant Agreement, dated as of March 15, 2000, between the Registrant and American Stock Transfer &
                         Trust Company, as warrant agent, with forms of Class
                         A Warrant, Class B Warrant, Class C Warrant and Class
                         D Warrant attached **

                4.4      Certificate of the Designations, Voting Powers,
                         Preferences and Relative Participating, Optional and
                         Other Special Rights and Qualifications, Limitations or Restrictions of Convertible Series A Preferred
                         Stock of the Registrant, dated March 15, 2000 **

                5.1      Opinion of Covington & Burling ****

                23.1     Consent of Covington & Burling, included in Exhibit
                         5.1****

                23.2.1   Consent of PricewaterhouseCoopers LLP ***

                24.1     Power of Attorney of Charles J. Coulter ****

                24.2     Power of Attorney of Robert L. Curry ****

                24.3     Power of Attorney of Donald G. Stark ****

                                   - II-2 -

--------------------

         * Incorporated by reference to the Registrant's Current Report on Form 8-K, filed October 28, 1999.

         ** Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on March 22, 2000.

         ***      Filed herewith.

         ****     Previously filed.

ITEM 17. UNDERTAKINGS

      (a)    The Registrant hereby undertakes:

             (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 and Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

                                   - II-3 -

             (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the Registrant's charter documents, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   - II-4 -

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland on January 16, 2001.



                      Antex Biologics Inc.



                      By: /s/ V.M.Esposito
                          ----------------
                                    V.M. Esposito
                                    Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints V.M. Esposito and Gregory C. Zakarian, and each of them, as his true and lawful attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the person might or could do in person, hereby ratifying and confirming what each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE                                                     DATE
/s/ V.M. Esposito                                             January 16, 2001
-----------------
V.M. Esposito
Chairman and Chief Executive Officer
(Principal Executive Officer)

/s/ Gregory C. Zakarian                                       January 16, 2001
-----------------------
Gregory C. Zakarian
Treasurer and Chief Financial Officer
(Principal Financial Officer and Principal
Accounting Officer)

                                   - S-1 -

      *                                                       January 16, 2001
-------------------
Charles J. Coulter
Director


      *                                                       January 16, 2001
---------------
Robert L. Curry
Director

      *                                                       January 16, 2001
---------------
Donald G. Stark
Director

         * The undersigned, by signing his name hereto, does hereby sign this Registration Statement on behalf of the above-indicated directors of the Registrant pursuant to a power of attorney signed by such director.



/s/ Gregory C. Zakarian
-----------------------
Gregory C. Zakarian

                                   - S-2 -

                                  EXHIBIT INDEX


EXHIBIT                                                                 PAGE NO.
-------                                                                 --------
23.2.1                     Consent of PricewaterhouseCoopers LLP